Filed Pursuant to Rule 433

Issuer Free Writing Prospectus

Registration Statement No. 333-184140

LENDER PROCESSING SERVICES, INC.

5.75% SENIOR NOTES DUE 2023

FINAL TERM SHEET

Dated: September 28, 2012

Issuer:	Lender Processing Services, Inc.

Notes:	5.75% Senior Notes due 2023

Size:	$600,000,000

Maturity:	April 15, 2023

Coupon (Interest Rate):	5.75%

Price to Public:	100% plus accrued interest, if any, from October 12, 2012

Yield to Maturity:	5.75%

Proceeds (before expenses) to the Issuer:	$591,750,000

Underwriting Discount	$8,250,000

Interest Payment Dates:	April 15 and October 15 beginning on April 15, 2013.

Record Dates:	April 1 and October 1

Optional Redemption:

Prior to October 15, 2017, the Issuer may redeem all or a portion of the notes at any time at a price equal to 100% of the principal amount of the notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to the redemption date.

At any time and from time to time on or after October 15, 2017, the Issuer may on one or more occasions redeem the notes, in whole or in part, upon not less than 30 nor more than 60 days’ notice at a redemption price equal to the percentage of principal amount set forth below plus accrued and unpaid interest on the notes redeemed to the redemption date, if redeemed during the twelve-month period beginning on October 15, of the years indicated below:

Year	Redemption Price
2017	102.875%
2018	101.917%
2019	100.958%
2020 and thereafter	100.000%

In addition, at any time prior to October 15, 2015, the Issuer may redeem up to 35% of the aggregate principal amount of the notes with the proceeds of certain equity offerings at a redemption price of 105.750% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date.

Trade Date:	September 28, 2012

Expected Settlement Date:	October 12, 2012 (T+9)

Joint Book-Running Managers:	Wells Fargo Securities, LLC
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
SunTrust Robinson Humphrey, Inc.
U.S. Bancorp Investments, Inc.
Goldman, Sachs & Co.

CUSIP/ISIN:	52602E AD4 / US52602EAD40

Type of Offering:	SEC registered offering

In addition to the pricing information set forth above, the Preliminary Prospectus Supplement is hereby updated to reflect the following changes:

P. S-24 Ratio of Earnings to Fixed Charges

For the “Pro forma ratio of earnings to fixed charges” for the Year December 31, 2011, delete “4.0” and replace with “4.2.”

For the line “Pro forma ratio of earnings to fixed charges” for the Six Months Ended June 30, 2012, delete “1.4” and replace with “1.5.”

The information in this term sheet supplements the Issuer’s preliminary prospectus supplement, dated September 27, 2012 (the “Preliminary Prospectus Supplement”) and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement. This term sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement. Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Prospectus Supplement.

Other financial information presented in the Preliminary Prospectus Supplement is deemed to have changed to the extent effected by the changes described herein.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and the prospectus supplement in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Wells Fargo Securities, LLC at the following number: (800) 326-5897 or by e-mailing a request to: cmclientsupport@wellsfargo.com.